EXHIBIT 5.1
                               Opinion of Counsel




































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                                   May 25, 1994


Apple Computer, Inc.
20525 Mariani Avenue
Cupertino, California 95014

     Re:  Registration Statement on Form S-8
             for 1990 Stock Option Plan

Ladies and Gentlemen:

      I have examined the Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission on or about May 27, 1994 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of 3,600,000 additional shares (the "Shares") of Apple Computer, Inc.'s Common Stock, no par value, authorized for issuance under the 1990 Stock Option Plan, as amended (the "Plan"). As counsel in connection with this transaction, I have examined the actions taken, and I am familiar with the actions proposed to be taken, in connection with the issuance and sale of the Shares pursuant to the Plan.

     It is my opinion that, when issued and sold in the manner described in the Plan and pursuant to the agreements which accompany each grant under the Plan, the Shares will be legally and validly issued, fully paid and nonassessable.

     I consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of my name wherever appearing in the Registration Statement.

                                   Very truly yours,

                                   /s/  Peter M. Moldave

                                   Peter M. Moldave
                                   Senior Counsel, Corporate



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